March 31, 1999


Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of Pathfinder Bancorp, Inc. (the "Company"). The Annual Meeting will be held at the main office of the Company, 214 West First Street, at 10:00 a.m., Eastern Standard Time, on April 28, 1999.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of our independent auditors, will be present to respond to any questions that shareholders may have.

The Annual Meeting is being held so that shareholders may consider the election of directors and the ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's auditors for fiscal year 1999. In addition, two shareholder proposals have been submitted for consideration by shareholders.

For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote "FOR" the election of directors and the ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's auditors, and "AGAINST" each of the shareholder proposals.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Chris C. Gagas

Chris C. Gagas
President and Chief Executive Officer

                            Pathfinder Bancorp, Inc.
                              214 West First Street
                             Oswego, New York 13126
                                 (315) 343-0057

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held On April 28, 1999

         Notice is hereby given that the Annual Meeting of Pathfinder Bancorp, Inc., (the "Company") will be held at the main office of the Company, 214 West First Street, on April 28, 1999 at 10:00 a.m., Eastern Standard Time.

         A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

         The Annual Meeting is for the purpose of considering and acting upon:

         1.       The election of three Directors to the Board of Directors;

         2. The ratification of the appointment of PricewaterhouseCoopers, LLP as auditors for the Company for the fiscal year ending December 31, 1999;

         3. A shareholder proposal calling on the Board of Directors to take steps to amend the Company's Certificate of Incorporation and Bylaws;

         4. A shareholder proposal to take steps to sell or merge the Company; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Shareholders of record at the close of business on March 26, 1999, are the shareholders entitled to vote at the Annual Meeting, and any adjournments thereof.

         EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors

                                              /s/ Melissa A. Dashnau

                                              Melissa A. Dashnau
                                              Secretary
March 31, 1999

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                            Pathfinder Bancorp, Inc.
                              214 West First Street
                             Oswego, New York 13126
                                 (315) 343-0057


                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 28, 1999

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Pathfinder Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), which will be held at the main office of the Company, 214 West First Street, on April 28, 1999, at 10:00 a.m., Eastern Standard Time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about March 31, 1999.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

         Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted "FOR" Proposal 1 and Proposal 2 and "AGAINST" Proposal 3 and Proposal 4. If any other matters are properly brought before the Annual Meeting the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

         Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, at the address shown above. The presence at the Annual Meeting of any shareholder who had returned a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         Holders of record of the Company's common stock, par value $0.10 per share (the "Common Stock") as of the close of business on March 26, 1999 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 2,727,070 shares of Common Stock issued and outstanding, 1,552,500 of which were held by Pathfinder Bancorp, M.H.C. (the "Mutual Holding Company"), and 1,174,570 of which were held by shareholders other than the Mutual Holding Company ("Minority Shareholders"). The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. The affirmative vote of holders of a majority of the total votes present at the Annual Meeting in person or by proxy is required for ratification of PricewaterhouseCoopers, LLP as the Company's auditors and the approval of Proposals 3 and 4. Approval of Proposal 3 or 4 would merely constitute a recommendation and would not require the Board of Directors to take any action. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present, but will not be counted as votes in favor of Proposals 2, 3 or 4.

         Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership. The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by Directors individually, by executive officers individually, by executive officers and Directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock.

                                                          Amount of Shares
                                                          Owned and Nature                   Percent of Shares
         Name and Address of                                of Beneficial                     of Common Stock
          Beneficial Owners                               Ownership (1) (4)                    Outstanding
       -----------------------                           -------------------               --------------------

Directors and Officers (2):

Chris C. Gagas                                                   49,244    (5)                      1.8%
Chris R. Burritt                                                 16,700    (6)                       .6
Raymond W. Jung                                                  12,784                              .5
Bruce E. Manwaring                                               11,965                              .4
L. William Nelson, Jr.                                           23,650    (7)                       .9
Victor S. Oakes                                                  14,150                              .5
Lawrence W. O'Brien                                               6,295    (8)                       .2
Janette Resnick                                                   5,500    (9)                       .2
Corte J. Spencer                                                 10,900    (10)                      .4
Thomas W. Schneider                                               5,822    (11)                      .2
Melissa A. Dashnau                                                2,699                             *
W. David Schermerhorn                                             6,426    (12)                      .2

All Directors and Executive Officers                            164,007                             6.0
  as a Group (12 persons) (3)

Principal Shareholders:

Pathfinder Bancorp, M. H. C. (3)                              1,552,500                            56.9
214 West First Street
Oswego, New York 13126

Pathfinder Bancorp, M.H.C. (3)                                1,716,507                            62.9
and all Trustees and Executive Officers
of Pathfinder Bancorp, MHC as a group (11 persons)

Oswego City Savings Company (4)                                  92,574                             3.4
Employee Stock Ownership Plan
214 West First Street
Oswego, New York 13126

Jewelcor Management Consulting Corp.                            158,714                             5.8
100 N. Wilkes-Barre Boulevard
Wilkes-Barre, Pennsylvania 18702
-----------------------------

*    Less than one-tenth of 1%.
(1) A person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power. Unless otherwise indicated, the named individual has sole voting and investment power.
(2) The mailing address for each person listed is 214 West First Street, Oswego, New York 13126.
                                                             -------------------
                                                        (Continued on next page)

(3) The Company's executive officers and directors are also executive officers and trustees of the Mutual Holding Company.
(4) Includes 92,574 shares, of which 58,654 are unallocated and as to which the Employee Stock Ownership Plan (the "ESOP") trustee has sole voting and investment power and 33,920 of which are allocated and as to which the ESOP trustee has shared voting and sole investment power.
(5) Mr. Gagas has sole voting and investment power over 45,691 shares and shared voting and investment power over 3,553 shares. Also includes 12,000 shares underlying options which are exercisable within 60 days from the record date.
(6) Mr. Burritt has sole voting and investment power over 16,550 shares and shared voting and investment power over 150 shares. Also includes 2,500 shares underlying options which are exercisable within 60 days from the record date.
(7) Mr. Nelson has sole voting and investment power over 5,200 shares and shared voting and investment power over 18,480 shares. Also includes 2,500 shares underlying options which are exercisable within 60 days from the record date.
(8) Mr. O'Brien has sole voting and investment power over 4,750 shares and shared voting and investment power over 1,545 shares. Also includes 2,500 shares underlying options which are exercisable within 60 days from the record date.
(9) Ms. Resnick has sole voting power over 5,200 shares and shared voting and investment power over 300 shares. Also includes 1,250 shares underlying options which are exercisable within 60 days of the record date.
(10) Mr. Spencer has sole voting and investment power over 5,200 shares and shared voting and investment power over 5,700 shares. Also includes 2,500 shares underlying options which are exercisable within 60 days of the record date.
(11) Mr. Schneider has shared voting and investment power over all shares reported. Also includes 2,000 shares underlying options which are exercisable within 60 days from the record date.
(12) Mr. Schermerhorn has shared voting and investment power over all shares reported. Also includes 2,000 shares underlying options which are exercisable within 60 days from the record date.

--------------------------------------------------------------------------------
                        PROPOSAL 1--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Company's Board of Directors is currently composed of nine members. The Company's bylaws provide that approximately one-third of the Directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. Three Directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as Directors, Chris C. Gagas, Chris R. Burritt and Raymond W. Jung who are currently members of the Board of Directors.

     The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees would be unable to serve if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.


                                                                                           Shares of
                                                                                         Common Stock
                                                                                         Beneficially
                                      Positions           Director     Current Term        Owned on        Percent
     Name (1)           Age             Held              Since (2)      to Expire      Record Date (3)   Of Class
     --------           ---             ----              ---------      ---------      ---------------   --------

                                                      NOMINEE

Chris C. Gagas          68     Chairman of the Board,       1966           1999             49,244           1.8%
                                    President and
                               Chief Executive Officer
Chris R. Burritt        46            Director              1986           1999             16,700            .6
Raymond W. Jung         69            Director              1978           1999             12,784            .5

                                          DIRECTORS CONTINUING IN OFFICE

Bruce E. Manwaring      58            Director              1984           2000             11,965            .4
L. William Nelson, Jr.  55            Director              1986           2000             23,650            .9
Victor S. Oakes         75            Director              1982           2000             14,150            .5
Lawrence W. O'Brien     74            Director              1948           2001              6,295            .2
Corte J. Spencer        56            Director              1984           2001             10,900            .4
Janette Resnick         57            Director              1996           2001              5,500            .2

------------------------
(1) The mailing address for each person listed is 214 West First Street, Oswego, New York 13126. Each of the persons listed is also a Trustee of Pathfinder Bancorp, M.H.C., which owns the majority of the Company's issued and outstanding shares of Common Stock.
(2) Reflects initial appointment to the Board of Trustees of the mutual predecessor to Oswego City Savings Bank.
(3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."
*        Less than one-tenth of one percent.

         The principal occupation during the past five years of each Director is set forth below. All Directors have held their present positions for five years unless otherwise stated.

         Chris C. Gagas is Chairman,  President and Chief  Executive  Officer of
the  Company,  and  its  principal  subsidiary,   Oswego  City  Savings  Bank  (
the"Bank"). Mr. Gagas has served as an officer of the Company since 1986.

         Chris R. Burritt is the president and general manager of R.M. Burritt Motors, Inc./Chris Cross, Inc., an automobile dealership located in Oswego, New York.

          Raymond W. Jung is retired. Previously Mr. Jung was the owner of Raymond's Jewelers in Oswego, New York.

          Bruce E. Manwaring is retired. Previously, Mr. Manwaring was the owner and manager of Oswego Printing Company, Inc., a commercial printing company located in Oswego, New York.

          L. William Nelson, Jr. is the owner and manager of Nelson Funeral Home located in Oswego, New York.

          Victor S. Oakes is retired. Previously, Mr. Oakes was a plant manager at Hammermill Paper Company in Oswego, New York.

         Lawrence W. O'Brien is presently the project coordinator with Neal-O'Brien Building and Materials Corporation located in Oswego, New York. Until 1989, Mr. O'Brien was Chairman of the Board and President of Neal-O'Brien Building and Materials Corporation.

         Janette   Resnick  is  the   Executive   Director   of  Oswego   County
Opportunities, a private, not for profit human services agency located in Oswego and Fulton, New York.

         Corte J. Spencer is the Chief Executive Officer and Administrator of Oswego Hospital located in Oswego, New York.

Ownership Reports by Officers and Directors

         The Common Stock of the Company is registered  with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3,4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4, or 5 on a timely basis. All of the Company's officers and directors filed these reports on a timely basis.

Meetings and Committees of the Board of Directors

         The business of the Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended December 31, 1998, the Board of Directors held 14 regular and special meetings. During the year ended December 31, 1998, no director attended fewer than 75% percent of the total meetings of the Board of Directors and committees on which such director served.

         The Human Resources Committee meets periodically to review the performance of officers and employees and to determine compensation programs and adjustments. The entire Board of Directors ratifies the recommendations of the Human Resources Committee. In the year ending December 31, 1998, the Human Resources Committee consisted of directors Gagas, O'Brien, Jung and Manwaring and Resnick. The Human Resources Committee met three times during the year ended December 31, 1998.

         The Audit Committee consists of directors O'Brien, Nelson, Burritt and Spencer. This Committee meets on a quarterly basis with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. The Audit Committee met four times during the year ended December 31, 1998.

         The Nominating Committee meets once a year to nominate Directors to fulfill the terms of the upcoming year. In the year ended December 31, 1998, the nominating committee was comprised of Directors Gagas, Nelson, Oakes and O'Brien.

Performance Graph

         Set forth hereunder is a performance graph comparing (a) the total return on the Common Stock for the period beginning on November 16, 1995 through December 31, 1998, (b) the cumulative total return on stocks included in the Nasdaq Composite Index over such period, and (c) the yearly cumulative total return on stocks included in the SNL Thrift Index over such period. The cumulative total return on the Common Stock was computed assuming the reinvestment of cash dividends during the fiscal year.




[GRAPHIC OMITTED]



                                                       Period Ending
INDEX                      11/16/95   12/31/95    6/30/96   12/31/96   12/31/97   12/31/98

Pathfinder Bancorp, Inc.    100.00     116.67      99.74     106.50     345.85     159.13
NASDAQ - Total US           100.00     100.92     114.25     124.10     152.32     214.03
SNL Thrift Index            100.00     104.11     108.64     135.66     230.83     203.02

There can be no assurance that the Common Stock's performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

Personnel Committee Interlocks and Insider Participation

         The full Board of Directors of the Company determines the salaries to be paid each year to the officers of the Company. Chris C. Gagas is a director of the Company and the President and Chief Executive Officer of the Company and the Bank. Mr. Gagas does not participate in the Board of Directors' determination of compensation for the President and Chief Executive Officer.

Report of the Board of Directors on Executive Compensation

         Under SEC rules, the Company is required to disclose certain data and information regarding compensation and benefits of its Chief Executive Officer and other executive officers. The disclosure includes the use of tables and a report explaining the rationale for and considerations that led to fundamental executive compensation decisions affecting these individuals. In fulfilling of this requirement, the Board of Directors of the Company has prepared the following report for inclusion in this proxy statement.

         The Board of Directors annually reviews the performance of the Chief Executive Officer and other executive officers and approves changes to base compensation as well as the amount of any bonus to be awarded. In determining whether the base salary of an officer should be increased, the Board of Directors takes into account individual performance, performance of the Company and information regarding compensation paid to executives of peer group institutions made to executives performing similar duties for financial institutions in the Bank's market area.

         While the Board of Directors does not use strict numerical formulas to determine changes in compensation for the Chief Executive Officer and Vice Presidents, and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, earnings contribution to capital, capital strength, asset quality, and return on tangible equity as factors in setting the compensation of the Chief Executive Officer and senior officers. Non-quantitative factors considered by the Board of Directors in fiscal 1998 included general management oversight of the Company, the quality of communication with the Board of Directors, and the productivity of employees. Finally, the Board of Directors considered the standing of the Company with customers and the community, as evidenced by customer and community complaints and compliments. While the Board of Directors considered each of the quantitative and non-quantitative factors described above, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer and Vice Presidents. Based on its review of these factors, the Board of Directors approved an increase in the base salary of the Chief Executive Officer and each of the Vice Presidents. Accordingly, the Board of Directors approved salary increases totaling $36,400 for the Company's and Bank's eight senior officers, bringing 1998 total base compensation for all officers to $621,460 from $585,000 in 1997.

          This as been provided by the Board of Directors: Chris C.Gagas,  Chris
R. Burritt,  Raymond W. Jung, Bruce E. Manwaring, L. William Nelson, Jr., Victor
S. Oakes, Lawrence W. O'Brien, Janette Resnick and Corte J. Spencer.

Directors' Compensation

         Each non-employee director receives an annual retainer fee of $6,000, a meeting fee of $500 for each Board meeting attended and $300 for each committee meeting attended. Employee directors do not receive monthly meeting fees. The Bank paid a total of $82,000 in director fees during the year ending December 31, 1998.

Executive Compensation

         The following table sets forth for the years ended December 31, 1998, 1997, and 1996, certain information as to the total remuneration paid by the Company to Mr. Gagas, the Company's chief executive officer. No other officer of the Company received cash compensation exceeding $100,000 in 1998.

                                                SUMMARY COMPENSATION TABLE
==========================================================================================================================
                          Annual Compensation                                 Long-Term Compensation
                                                                                      Awards
----------------------------------------------------------------------   -------------------------------
                         Fiscal
                          Years                               Other      Restricted
                          Ended                               Annual        Stock     Options/               All Other
       Name and         December     Salary      Bonus     Compensation   Award(s)      SARs                Compensation
Principal Position (1)     31        ($)(2)       ($)         ($)(3)         ($)        (#)      Payouts       ($)(4)
--------------------------------------------------------------------------------------------------------------------------
Chris C. Gagas            1998        $190,400  $20,000       $19,151     $38,867     6,000        --          $4,800
President and Chief       1997        $185,000    --          $23,790        --         --         --          $4,750
Executive Officer         1996        $175,000    --           $6,162        --         --         --          $4,035

====================== =========== =========== ========== ============== =========== ========== ==========================

(1) No other executive officer received salary and bonuses that in the aggregate exceeded $100,000.
(2) Includes compensation deferred at the election of the named individual under the Company's cafeteria plan.
(3) Includes 990 shares allocated to Mr. Gagas under the Company's Employee Stock Ownership Plan.
(4) The aggregate amount of such benefits did not exceed the lesser of $50,000 or 10% of cash compensation for the named individuals.
(5) Amount represent compensation associated with the vested portion of stock awards granted under the Management Recognition and Retention Plan.
(6) Amount represents the vested portion of option shares granted under the Stock Option Plan.

Benefits

         Medical and Life Insurance and Educational Assistance. The Company provides full-time employees with medical and life and accidental death and dismemberment insurance. In addition, the Company maintains a "cafeteria plan" for employees, which permits qualifying employees to allocate a portion of their compensation, on a pre-tax basis, for the payment of medical, dental and dependent care expenses as well as the payment of certain insurance premiums. The Company also offers educational assistance to full-time employees who have worked for the Company for at least one year and who desire to take courses at any accredited school of learning. The Company also provides long-term disability income insurance for all employees equal to the lesser of $6,000 per month or 60% of the employee's basic monthly earnings.

         Defined Benefit Plan. The Company maintains a tax-qualified noncontributory defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked for the Company for at least one year and have been credited with 1,000 or more hours of employment with the Company during the year are eligible to accrue benefits under the Retirement Plan. The Company contributes annually to the Retirement Plan an amount necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA").

         At the normal retirement age of 65 the plan is designed to provide a life annuity. The retirement benefit provided is equal to 2% of a participant's average monthly compensation based on the average of the three consecutive years during the last 10 years of employment which provides the highest monthly average compensation multiplied by the participant's years of credited service (not to exceed 30 years) to the normal retirement date. Retirement benefits also are payable upon retirement due to early and late retirement. Benefits also are paid from the Retirement Plan upon a Participant's disability or death. A reduced benefit is payable upon early retirement at or after age 60, or the completion of 30 years of service with the Company. Upon termination of employment other than as specified above, a participant who was employed by the Company for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms. At December 31, 1998, the market value of the Retirement Plan trust fund was approximately $3,129,000. For the plan year ended September 30, 1998, the Company made no contribution to the Retirement Plan.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in plan year 1998, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.


                          YEARS OF BENEFIT SERVICE AT RETIREMENT
        Final
 Average Compensation            15            20            25            30
       $28,333                 $7,500        $10,000       $12,500       $15,000
       $50,000                 $15,000       $20,000       $28,333       $30,000
       $75,000                 $22,500       $30,000       $37,500       $45,000
       $100,000                $30,000       $40,000       $50,000       $60,000
     $150,000(1)               $45,000       $60,000       $75,000       $90,000
------------------------------------
(1) Under Section 401(a)(17) of the Code, the maximum amount of compensation that may be taken into account under the Retirement Plan in the 1998 Plan Year is $160,000.

         As of December 31, 1998, Chris C. Gagas had 13 years of credited service (i.e., benefit service) under the Retirement Plan.

         Employee Savings Plan. The Company maintains the Employee Savings Plan which is a qualified, tax-exempt profit sharing plan with a cash or deferred feature that is tax-qualified under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All employees who have attained age 21 and have completed at least one year of employment during which they worked at least 1,000 hours are eligible to participate.

         Participants may contribute, and receive a deduction for, up to 15% of compensation to the 401 (k) Plan. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan or the flexible benefits plan sponsored by the Company), but does not include compensation in excess of $160,000. The Company, in its discretion, may match participants' salary reduction contributions based upon Company profits for the current fiscal year. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year beginning at the end of a participant's third year of service with the Company until a participant is 100% vested after seven years of service. Participants also will vest in employer matching contributions when they reach the normal retirement age of 65 or later, or upon death or disability regardless of years of service.

         Plan benefits will be paid to each participant in a lump sum. At December 31, 1998, the market value of the 401(k) Plan trust fund was approximately $832,000. For the plan year ended December 31, 1998, the Company made a contribution in the amount of $44,700 to the 401(k) Plan Trust of which $4,800 was contributed on behalf of Mr. Gagas.

         Executive Supplemental Retirement Income Master Agreement. The Company maintains a non-tax-qualified executive supplemental retirement income master agreement (the "Master Agreement") for qualifying executives of the Company. Three executives are currently eligible to participate in the Master Agreement. The Master Agreement provides a supplemental retirement income benefit in an annual amount equal to highest average compensation received by the executive during any 36 month period while employed by the Company, multiplied by a wage replacement percentage designated in the individual executive's joinder agreement, less the actual annual amount available to the executive from the Company's other tax-qualified or nonqualified plans. Benefits under the Master Agreement are payable to the executive upon the benefit age designated in the individual executive's joinder agreement. Benefits will be payable in monthly installments beginning on the executive's benefit age and continuing for a period of months designated in the individual executive's joinder agreement. Payments to an executive, or to his beneficiary, may be made from the Master Agreement upon the executive's death, total or permanent disability, or termination of service with the Company.

         The Master Agreement is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the Master Agreement are payable from the general assets of the Company. As of December 31, 1998, $188,758 was accrued under the Master Agreement on behalf of the three participants, of which $168,576 was accrued on behalf of Mr. Gagas.

         Executive Deferred Compensation Master Agreement. The Company sponsors a non-tax qualified deferred compensation plan for the benefit of two of its executives, Mr. Gagas and Mr. Manwaring (the "Executive Plan"). Under the Executive Plan, the executives are entitled to defer a portion of their income during the sixty-month period commencing January 1, 1988. Deferred amounts are payable upon attainment of the benefit age as designated in the executive's joinder agreement, in the form of monthly installments commencing on the first day of the month following attainment of the executive's benefit age and continuing for the period designated in the individual executive's joinder agreement. Payments to an executive, or to his designated beneficiary, may also be made from the Executive Plan upon the executive's death or total and permanent disability. Under the Executive Plan, the executives will not recognize taxable income until their benefits are actually distributed.

         Employee Stock Ownership Plan and Trust. The Company has established an Employee Stock Ownership Plan and Related Trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Persons who have been employed by the Company for 12-months during which they worked at least 1,000 hours and who have attained age 21, are eligible to participate. The ESOP has borrowed funds from an unrelated third party lender and has purchased 61,716 shares in open market transactions. The Common Stock purchased by the ESOP is collateral for the loan. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of up to seven years. The interest rate for the loan is the prime rate minus 1 point. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become vested after five years of credited service. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.

         A committee consisting of all non-employee directors administers the ESOP and the Company's other stock benefit plans (the "Stock Benefits Committee"). The ESOP also has an unrelated corporate trustee who is appointed as a fiduciary responsible for administration of the ESOP assets and who votes the ESOP shares. The Stock Benefits Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee generally will vote all shares of Common Stock held by the ESOP in accordance with the written instructions of the Stock Benefits Committee. In certain circumstances, however, the ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares and shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustee to the ESOP participants. Under ERISA, the Secretary of Labor is authorized to bring an action against the ESOP trustee for the failure of the ESOP trustee to comply with its fiduciary responsibilities.

         Stock Option Plan. The Oswego City Savings Bank 1997 Stock Option Plan (the "Stock Option Plan") authorizes the grant of stock options and limited rights to purchase 132,251 shares of Common Stock. The Stock Option Plan authorizes grants of (i) options intended to qualify as "incentive stock options," (ii) options that do not qualify as incentive stock options ("non-statutory options") and (iii) limited rights (described below) that are exercisable only upon a change in control of the Bank (as defined). Non-employee directors are eligible to receive only non-statutory options. No options were granted during the past fiscal year.

         Grants may be made by the Board of Directors of the Bank or a stock benefits committee, established by the Bank consisting of at least two non-employee members of the Board of Directors (the "Stock Benefits Committee"). In granting options, the Stock Benefits Committee considers factors such as salary, length of employment with the Bank, and the employee's overall performance. To the extent shares are available under the Stock Option Plan, each newly appointed non-employee director shall receive a stock option grant to purchase 7,500 shares of Common Stock. All stock options are exercisable in six equal annual installments beginning January 24, 1999 and continuing each anniversary date thereafter; provided, however, that all options are 100% exercisable in the event the optionee terminates his service due to normal retirement, death or disability, or in the event of a change in control of the Bank. All options must be exercised within 10 years from the date of grant. Stock options may be exercised up to one year following termination of service or such later period as determined by the Stock Benefits Committee. The exercise price of all options is at least 100% of the fair market value of the underlying Common Stock at the time of the grant. Adjusted to reflect the three for two split of the Common Stock, the option exercise price is $6.58 per share. The exercise price may be paid in cash or Common Stock. Common Stock issued in connection with the exercise of options may be from treasury shares or authorized but unissued shares, in which case there will be dilution of the Common Stock holdings of existing shareholders.

         Incentive stock options may be granted only to employees of the Company or the Bank. Non-employee directors will be granted non-statutory stock options. No stock option granted in connection with the Stock Option Plan will be eligible to be treated as an incentive stock option if it is exercised more than three months after the date on which the optionee ceases to perform services for the Company or the Bank, except that in the event of death or disability, a stock option may be eligible to be treated as an incentive stock option if it is exercised within one year; provided, however, that if an optionee ceases to perform services for the Company or the Bank due to normal retirement or following a change in control (as defined in the Stock Option Plan), any incentive stock options exercised more than three months following the date the optionee ceases to perform services will be treated as a non-statutory stock option as described above.

         "Limited rights," exercisable only in the event of a change in control, give the optionee the right to receive a lump sum cash payment (or in certain cases, shares of Common Stock) equal to the difference between the exercise price of the option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. In the event of death or disability, the Company or the Bank, if requested by the optionee or beneficiary, may elect to pay the optionee or beneficiary, in the exchange for the option, the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the optionee's termination of service for death or disability.

         Simultaneously with the grant of any stock option, the Committee may grant a Dividend Equivalent Right with respect to all or some of the shares covered by such stock option. The Dividend Equivalent Right provides the grantee with a separate cash benefit equal to 100% of the amount of any extraordinary dividend on shares of Common Stock subject to a stock option. Under the terms of the Stock Option Plan, an extraordinary dividend is any dividend paid on shares of Common Stock that exceeds the Company's weighted average cost of interest bearing liabilities for the current and preceding three quarters. Upon the payment of an extraordinary dividend, Dividend Equivalent Right will receive at the time the related stock option vests cash or some other payment as determined under the Stock Option Plan, equal to 100% of the extraordinary dividend paid on shares of Common Stock plus any earnings thereon, minus any tax withholding amounts. The Dividend Equivalent Right is transferrable only when the underlying stock option is transferable and under the same conditions.


                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                             FISCAL YEAR-END OPTION VALUES
=========================================================================================================
                                                        Number of Securities
                  Shares Acquired       Value          Underlying Unexercised   Value of Unexercised In-
         Name      Upon Exercise     Realized(1)             Options at           The-Money Options at
                                                           Fiscal Year-End           Fiscal Year-End
                                                      ---------------------------------------------------
                                                      Exercisable/Unexercisable Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------
Chris C. Gagas          --               --                 6,000/30,000             $15,120/$75,600
====================================================  ========================= =========================

(1) Equals the difference between the aggregate exercise price of the options exercised and the aggregate fair market value of the shares of common stock received upon exercise computed using the price of the Common Stock as quoted on the Nasdaq SmallCap Market at the time of exercise.
(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on December 31, 1998, at which date the closing price of the Common Stock as quoted on the Nasdaq SmallCap Market was at $9,125.

         The Board of Directors may amend, suspend or terminate the Stock Option Plan except that such amendments may not impair awards previously granted. Stockholders of the Company must approve any amendment to the Stock Option Plan that would increase the number of options, decrease an option exercise price, extend the term of the Stock Option Plan or any option, or change the persons or category of persons eligible to be granted options. The exercise of options will have a dilutive effect on the ownership interests of existing shareholders. Further, the exercise of options may render more difficult or discourage a merger, tender offer or other takeover attempt even if such transaction or event would be beneficial to shareholders generally, the assumption of control by a holder of a large block of the Company's securities, a proxy contest or the removal of incumbent management.

         Recognition and Retention Plan. The Board of Directors of the Bank has adopted the 1997 Recognition and Retention Plan (the "Recognition Plan") as a method of providing certain employees and non-employee directors of the Bank with a proprietary interest in the Company and the Bank and to provide these individuals with an incentive to increase the value of the Company and the Bank. The Recognition Plan provides for the award of 52,901 shares at no cost to the recipient. Under the Recognition Plan, shares of Common Stock have been awarded in the following amounts to Named Executive Officers, executive officers as a group, non-employee directors, and employees as a group. Chris C. Gagas received an award for 13,200 shares of Common Stock, and each non-employee director received Recognition Plan stock awards of 2,700 shares. During the year ended December 31, 1998 no awards were made under the Recognition Plan.

         The Stock Benefits Committee, composed of the non-employee directors of the Bank, will administer the Recognition Plan, and make awards to officers and employees pursuant to the Recognition Plan. Awards to non-employee directors are fixed by the terms of the Recognition Plan. Awards of Common Stock that have not vested under the Recognition Plan ("Restricted Stock") are nontransferable and nonassignable. Participants in the Recognition Plan become vested in shares of Restricted Stock awarded to them at a rate of 16.67% per year beginning on January 24, 1999 and continuing on each anniversary date thereafter; provided, however, that the Stock Benefits Committee may accelerate or extend the vesting rate on any awards made to officers and employees after the effective date of the Recognition Plan. Awards to executive officers and outside directors become fully vested upon termination of employment or service due to normal retirement, death or disability, or following a termination of employment or service in connection with a change in control (as defined therein) of the Company or the Bank. Upon termination of employment or service for any other reason, unvested shares are forfeited. When a participant's Restructured Stock vests, the participant will recognize ordinary income equal to the fair market value of the shares vested, unless the participant previously made an irrevocable election to be taxed on the shares of Restricted Stock awarded to him in the year of the award. The amount of income recognized by a participant will be a deductible expense of the Company for Federal income tax purposes. A participant is entitled to receive any cash dividends paid on the Restricted Stock both before and after vesting of the Restricted Stock. Stock dividends declared by the Company and paid on Restricted Stock that has not vested are subject t to the same restrictions as the Restricted Stock until such shares vest.

Transactions With Certain Related Persons

         All transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons. Such transactions must be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

--------------------------------------------------------------------------------
               PROPOSAL 2--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

         The Board of Directors of the Company has approved the engagement of PricewaterhouseCoopers, LLP, to be the Company's auditors for the 1999 fiscal year, subject to the ratification of the engagement by the Company's shareholders. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of PricewaterhouseCoopers, LLP, for the Company's fiscal year ending December 31, 1999. A representative of PricewaterhouseCoopers, LLP, is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

         In order to ratify the selection of PricewaterhouseCoopers, LLP, as the auditors for the 1999 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of PricewaterhouseCoopers, LLP, as auditors for the 1999 fiscal year.

--------------------------------------------------------------------------------
     PROPOSAL 3--SHAREHOLDER PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                            AND BYLAWS OF THE COMPANY
--------------------------------------------------------------------------------

         Thomas A. Baker, M.D., a shareholder who owns 2,000 shares of Common Stock and whose address is R.D. #5, Country Club Road, Dallas, Pennsylvania has submitted the following proposal:

         RESOLVED, that the Board of Directors of the Company make every effort, unless precluded by applicable state or federal law, to remove the following "anti-takeover" defenses from the Company's Certificate of Incorporation and Bylaws;

     1. Article Fourth Subparagraph (B) of the Company's Certificate of Incorporation;

     2. Article Fifth Subparagraphs (C) and (D) of the Company's Certificate of Incorporation;

     3. Article Sixth Subparagraphs (A), (B) and (D) of the Company's Certificate of Incorporation;

     4.   Article Seventh of the Company's Certificate of Incorporation;

     5.   Article Eighth of the Company's Certificate of Incorporation;

     6.   Article Twelfth of the Company's Certificate of Incorporation;

     7.   Sections 2 and 9 of Article I of the Company's Bylaws;

     8.   Sections 1,2 and 4 of Article II of the Company's Bylaws; and

     9.   Article VIII of the Company's Bylaws.

Supporting Statement

         The Certificate of Incorporation and Bylaws of the Company presently contain "anti-takeover" defenses which place considerable restrictions on the ability of the shareholders to effectuate a proposed takeover of the Company that has not been approved by the Board of Directors. These anti-takeover defenses may deprive shareholders the opportunity to receive a substantial premium for their shares of stock. With the anti-takeover defenses in place, potential takeover attempts, however lucrative to the shareholders, stand little chance of success if the Board of Directors decides, for whatever reason, to withhold its approval.

         The existence of these defenses may present an insurmountable obstacle for a suitor of the Company who is not approved by the Board of Directors but who seeks to acquire the Company at a stock price above current market prices. These provisions may also create negative connotations and serve to discourage other suitors from even pursuing a takeover of the Company. Moreover, these provisions restrict the shareholders' ability to alter the composition of the Board of Directors.

         I do not believe that these anti-takeover defenses are in the best interests of the shareholders. I am the beneficial owner of 2,000 shares of Pathfinder's common stock and I am submitting the above proposal since it is my belief that we shareholders should be given every opportunity to maximize our investment in Pathfinder.

         I therefore ask you to join me in voting for this proposal.

                                                     Thomas E. Baker, M.D.
                                                     R.D. #5, Country Club Road
                                                     Dallas, PA 18612

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 3 FOR THE FOLLOWING REASONS:

         As permitted by applicable Delaware corporate law, the Company's Certificate of Incorporation and Bylaws include provisions which are intended to help the Board of Directors and management govern the Company. The provisions that the proponent is asking to be deleted from the Company's Certificate of Incorporation and Bylaws are
intended to assist the Board in exercising its fiduciary duties to the Company and its shareholders for both routine business matters and extraordinary transactions. These provisions were considered carefully by the Board of Directors at the time the Bank established the Company as a mid-tier holding company in the Fall of 1997 (the "Reorganization"). At that time, the Bank's shareholders were given the opportunity to consider and vote on the Reorganization. They were provided, as part of the Prospectus/Proxy Statement, a copy of the Company's Certificate of Incorporation and Bylaws. In addition, the Prospectus/Proxy Statement included a detailed discussion of those provisions in the Certificate of Incorporation and Bylaws that might be considered to have an anti-takeover effect.

         In contrast, the proponent does not provide shareholders with any indication of the substance of the provisions they are being asked to vote to remove. The proponent states that all the provisions which he requests be removed are "anti-takeover defenses which place considerable restrictions on the ability of the shareholders to effectuate a proposed takeover of the Company." The proponent lumps together as "anti-takeover provisions" those provisions relating to the voting of the Board of Directors, cumulative voting, a staggered Board of Directors, calling of special meetings, and change of control and supermajority provisions. While the provisions may be deemed to have an anti-takeover effect, the primary purpose of these provisions is to assist management and the Board in the orderly operation of the Company. All of these provisions are permissible under Delaware law; these provisions are not uncommon for Delaware chartered companies.

         The Company is part of a mutual holding company structure. In this form of organization, a majority of the Company's Common Stock must, by law, be owned by Pathfinder Bancorp, MHC, its mutual holding company parent. The Bank originally adopted this form of organization in 1995 and the primary purpose of these provisions is to assist management and the Board in the orderly operation of the Company to permit its depositors, employees, management and trustees to obtain an equity ownership interest in the Bank. The Bank also elected to form a mutual holding company rather than convert entirely to stock form, to remain as an independent savings bank in the Oswego community. The Bank is committed to remaining an independent community bank, and management believes that the mutual holding company structure has been effective in balancing this objective and the long-term growth of the Bank, with the interests of stockholders. If the proponent were successful in having the above-cited provisions of the Certificate of Incorporation and Bylaws removed, the Company could still only receive shareholder approval of a sale or merger if the Mutual Holding Company voted in favor of a proposed transaction. Repeal of these provisions would, however, make it easier for a small minority of shareholders to disrupt the business of the Company. For example, the ability of any shareholder to call a special meeting of shareholders would result in the Company being exposed to numerous requests for special meetings that may be of little or no benefit to shareholders and which would be costly and burdensome to the Company.

         The provisions of the Certificate of Incorporation or Bylaws cited by the proponent are typical of charter and bylaw provisions of Delaware holding companies for banks and savings institutions. They are designed to encourage any potential acquiror to negotiate directly with the Board of Directors, which the Company believes is in the best position to effectively and properly evaluate the adequacy and fairness of any proposed offer, to negotiate on behalf of shareholders and to protect shareholders against abusive tactics. The major objective of the Board has been maintaining and enhancing the Company's value for all shareholders, while effectively governing the Company.

         FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 3 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.

         Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal. However, approval of Proposal 3 would not automatically result in the Certificate of Incorporation or Bylaws being amended in the manner contemplated by such proposal. Pursuant to Article Twelfth of the Certificate of Incorporation, an amendment to, or repeal of, the provisions of the Certificate of Incorporation referenced by the proponent would require the approval of not less than 80% of the shares of Common Stock issued and outstanding. Furthermore, pursuant to Article VIII of the Bylaws, the affirmative vote of the holders of at least 80% of the outstanding Common Stock is required to amend or repeal any provision of the Bylaws.

--------------------------------------------------------------------------------
          PROPOSAL 4--SHAREHOLDER PROPOSAL TO SELL OR MERGE THE COMPANY
--------------------------------------------------------------------------------


          Jewelcor Management, Inc. is the record owner of 200 shares of Common Stock and is the beneficial owner of 158,514 shares of Common Stock, and its address is 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania 18702. Jewelcor Management, Inc. has submitted the following proposal:

         RESOLVED, that the Board of Directors of the Company promptly take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

Supporting Statement

         Jewelcor Management, Inc. ("JMI"), 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania, owns, beneficially or of record, 158,514 shares of common stock of the Company. We believe that the value of the Company is far greater than reflected by the current stock price, and that the sale or merger of the Company will maximize shareholder value. In our opinion, the Company could be sold at a substantial premium to its current market price. The following valuation methodologies of a book value approach and an earnings approach, derived from relevant peer group analyses, are based on the sale or merger of 100% of the Company to a third party.(1) All book value and earnings per share analyses are adjusted.(2)

Book Value Approach
Company's Stock price (12/01/98)                                                        $  10.50
Company's most recent quarter adjusted book value(2)                                    $  13.14
Company's adjusted price/book                                                              79.91%
Average price/book for Mid-Atlantic thrifts sold in 1998 as of
11/05/98                                                                                  208.90%
POTENTIAL COMPANY PRICE PER SHARE                                                       $  27.45

Average price/book for thrifts sold in 1998 with deal values between
$50 million and $100 million as of 11/05/98                                               221.70%
POTENTIAL COMPANY PRICE PER SHARE                                                       $  29.13

Earnings Approach
Company's Stock price (12/01/98)                                                        $  10.50
Company's most recent last twelve months (ltm) adjusted earnings per share (eps)(2)     $   0.66
Company's adjusted price/LTM EPS                                                           15.91x
Company's median price/LTM EPS for Mid-Atlantic thrifts sold in 1998 as of
11/05/98                                                                                   26.60x
POTENTIAL COMPANY PRICE PER SHARE                                                       $  17.56

Median price/LTM EPS for thrifts sold in 1998 with deal values
between $50 million and $100 million as of 11/05/98                                        26.80x
POTENTIAL COMPANY PRICE PER SHARE                                                         $17.69

(1) This is a simple mathematical analysis which relates to the Company's financial information to regional and market capitalization size peer group statistics as reported. This analysis does not consider unrecognized expenses or cost savings associated with the announced transaction.

(2) A mutual holding company ("MHC") owns a majority of the Company's shares. The ratios reflect a hypothetical sale of the MHC retained shares and a hypothetical return earned by the new capital. MHC's shares are sold conservatively at 93% of their current stock price, 90% of the proceeds are retained as capital, and this capital earns an after-tax return of 4%. Adjusted last twelve months earnings per share is calculated as follows: [(After-tax return earned by the hypothetical new capital)/(Average diluted shares)] = (ltm diluted eps). Adjusted book value is calculated as follows: [(Current common equity + Capital earned from hypothetical sale)/(Current common equity)] x (Current book value).

         It is our opinion that the potential acquisition price of the Company is valued in the range of $17.56 to $29.13 per share depending on the valuation methodology utilized. Although the valuation methodologies used herein are not the only ways to predict acquisition price, in our opinion, these provide a reasonable basis for estimating a potential sales price in excess of the current stock price.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4 FOR THE FOLLOWING REASONS:

         The  purpose  of  Proposal  4 is to have the  Board of  Directors  take immediate action to achieve a sale or merger of the Company. The supporting statement suggests that such a transaction would reward the Company's shareholders better than their continued ownership of Common Stock.

         The Board is committed to executing the Company's business plan which includes a policy of strategic growth as a community bank in Oswego County and the surrounding areas in central New York State. It is for this reason that the Bank originally reorganized into a mutual holding company structure.

         In addition, the Board of Directors is composed of nine persons, eight of whom are not employees of the Company, the Bank or the Mutual Holding Company. These individuals have close business ties to Oswego County and the surrounding communities. The Board of Directors is overwhelmingly independent of management, and consistent with its fiduciary obligations, reviews the strategic options available to the Company. While the Board, in consultation with its financial advisors, will consider carefully all options that may enhance shareholder value, it is currently committed to remaining independent.

         We believe that the proposal is impractical or misleading for two reasons: First, it incorrectly implies that the Company could be merged with any other financial institution. Second, it utilizes flawed methodology in determining the potential price per share at which such merger transaction would take place.

          The proposal incorrectly implies that the Company could be merged with any other financial institution. To date, there have been no acquisitions of companies that are in the mutual holding company structure. As long as the Company is part of a mutual holding company structure, management does not believe that federal and state regulatory agencies would permit the Company to be acquired by another financial institution that is not also in the mutual holding company form of organization. To acquire the Company would first require that the Mutual Holding Company convert from the mutual to capital stock form of organization (a "Conversion Transaction"). Even if such a Conversion Transaction were to occur, the Company could not under New York regulations effect a sale of control of the Company for at least 12 months following the Conversion Transaction. In any event, the Board of Trustees of the Mutual Holding Company, and not the Board of Directors of the Company, would need to make the decision to conduct a Conversion Transaction. Although the members of the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Company are substantially the same, the Board of Trustees of the Mutual Holding Company owes its fiduciary duties primarily to the Mutual Holding Company and the Bank's depositors, and not to the Company's shareholders. The Board of Trustees of the Mutual Holding Company and the Board of Directors of the Company believe that the value of the Company and the Bank, the Mutual Holding Company's primary assets, will be enhanced if the Company takes steps to build franchise value, thereby increasing the value of any shares sold by the Company or its successor in any future Conversion Transaction. The Mutual Holding Company does not believe that it is in its best interest to conduct a Conversion Transaction at this time, and the Company does not believe that its shareholders' best interest would be served if the Mutual Holding Company conducted a Conversion Transaction at this time.

         In addition, the Company believes that the proposal utilizes flawed methodology in determining the potential price per share at which a merger transaction would occur. In determining an "adjusted book value," the proponent makes certain arbitrary assumptions, and describes no reasons for the assumptions. A Conversion Transaction would require an independent valuation of the Company which would not be arbitrarily based on the Company's current stock price. Furthermore, it would take at least six months to complete a Conversion Transaction, during which time market and economic conditions affecting financial institutions may change dramatically. As stated above, under New York regulations, the Company could not effect a sale of control for a period of 12 months following a Conversion Transaction. Consequently, the Board believes that there can be no meaningful analysis today of the value of the Company in a sale or merger that could not be initiated for a minimum of twelve months.

         The Board is committed to executing the Company's business plan. The Board believes that shareholders' interests are served by the Company's pursuit of its strategy of building franchise value by pursuing a policy of strategic growth and remaining an independent community bank serving the needs of Oswego County and the surrounding areas in central New York State.

         FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 4 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 4.

         Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

--------------------------------------------------------------------------------
                              SHAREHOLDER PROPOSALS
--------------------------------------------------------------------------------

         In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's executive office, 214 West First Street, Oswego, New York 13126, no later than December 2, 1999. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment. The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

         The Bylaws of the Company provide an advance notice procedure for certain business or nominations to the Board of Directors to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the shareholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder's name, record address, and number of shares owned by the shareholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

         The date on which the Annual Meeting of Shareholders is expected to be held is April 26, 2000. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2000 Annual Meeting of Shareholders must be given to the Company no later than January 27, 2000.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO MELISSA DASHNAU, CORPORATE SECRETARY, PATHFINDER BANCORP, INC., 214 WEST FIRST STREET, OSWEGO, NEW YORK 13126, OR CALL AT 315/243-0057.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Melissa A. Dashnau

                                              Melissa A. Dashnau
                                              Corporate Secretary
Oswego, New York
March 31, 1999

                                 REVOCABLE PROXY

                            PATHFINDER BANCORP, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                March 31, 1999

         The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Company's main office, 214 West First Street on April 28, 1999, at 10:00p.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:





                                                                    VOTE
                                                        FOR       WITHHELD
                                                        ---       --------
                                                     (except as
                                                     marked to
                                                   the contrary
                                                      below)




1.   The election as Directors of all nominees listed    |_|         |_|
     below each to serve for a  three-year term

                           Chris C. Gagas
                           Chris R. Burritt
                           Raymond W. Jung

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

         ------------------------------

         ------------------------------




                                                         FOR   AGAINST   ABSTAIN
                                                         ---   -------   -------
2.   The   ratification   of   PricewaterhouseCoopers,    |_|    |_|       |_|
     LLP as the Company's independent auditor for the fiscal year ended December 31, 1999.

3.   A shareholder  proposal  calling on  the Board of    |_|    |_|       |_|
     Directors  to  take steps to amend  the Company's
     Certificate of Incorporation and Bylaws.

4.   A shareholder  proposal to take steps to  sell or    |_|    |_|       |_|
     merge the Company.


The Board of Directors recommends a vote "FOR" Proposal 1 and Proposal 2 and "AGAINST" Proposal 3 and Proposal 4.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 31, 1999, and audited financial statements.


Dated: _________________________                   ---  Check Box if You Plan
                                                   ---  to Attend Annual Meeting


-------------------------------              -----------------------------------
PRINT NAME OF SHAREHOLDER                    PRINT NAME OF SHAREHOLDER


-------------------------------              -----------------------------------
SIGNATURE OF SHAREHOLDER                     SIGNATURE OF SHAREHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.



--------------------------------------------------------------------------------

                Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

--------------------------------------------------------------------------------